SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Introduction

As previously disclosed, on July 11, 2007 Boston Communications Group, Inc., a Massachusetts corporation (the “Company”), Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”), and Tea Party Acquisition Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent (“Offeror”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Offeror offered to purchase all outstanding shares of common stock of the Company (“Shares”) at a price of $3.60 per Share, net to the seller in cash, without interest, less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).

Upon the expiration of the offering period of the Offer at 6:00 p.m., New York City time, on Wednesday, August 29, 2007, Offeror accepted for payment approximately 15,781,431 Shares validly tendered and not withdrawn, representing approximately 88.2 percent of the outstanding Shares. On August 30, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the Nasdaq Global Market (“Nasdaq”). Accordingly, following completion of the Merger, the Company notified Nasdaq and requested that the common stock, $0.01 par value per share, of the Company (the “Common Stock”), be withdrawn from listing on the Nasdaq Global Market prior to the open of trading on August 31, 2007. As a result, the Shares are no longer listed on the Nasdaq Global Market.

Item 3.02	Unregistered Sales of Equity Securities.

In accordance with the Merger Agreement, on Thursday, August 30, 2007, Offeror exercised its option to purchase Shares and accordingly, the Company issued 3,250,000 Shares to the Offeror pursuant to Section 1.4(a) of the Merger Agreement at a price per Share of $3.60, which resulted in an aggregate purchase price of $11,700,000 (the “Purchase Price”). The Offeror paid the Purchase Price for the Shares by delivery of cash and a promissory note in accordance with the Merger Agreement.

The issuance of these Shares by the Company was made in a transaction not involving any public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The offering was not a “public offering” as defined in Section 4(2) of the Securities Act due to the fact that the Offeror was the only person involved in the transaction, the size of the offering, and the manner of the offering. In addition, the Offeror had the necessary investment intent as required by Section 4(2) of the Securities Act since such Shares were issued to comply with the Merger Agreement and facilitate the Merger pursuant to which the Company became a wholly-owned subsidiary of Parent. Based on the above factors, the Company believes that this issuance of Shares meets the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 5.01.	Changes in Control of Registrant.

On August 30, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Based on the per Share consideration of $3.60 and the number of Shares validly tendered and accepted for payment at the expiration of the offering period, as of August 29, 2007, the value of the Shares purchased by Offeror in connection with the Offer was approximately $56.8 million. The funds used by Offeror to purchase the Shares were from (i) funds borrowed under a $25 million credit facility provided by Axis Bank Ltd. and (ii) a portion of the excess cash on the balance sheet of the Company.

Upon the completion of the Merger, each outstanding Share not tendered in the Offer (other than Shares held by the Company, Parent and Offeror and Shares held by shareholders who properly perfect appraisal rights under Massachusetts law) was converted solely into the right to receive $3.60 per share in cash, without interest.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

The information contained in the Introduction above is incorporated herein by reference.

Item 8.01	Other Events

Closing of the Merger

On August 30, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Shares ceased to be traded on Nasdaq and the Company ceased to be a reporting company for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2007

BOSTON COMMUNICATIONS GROUP, INC.

By:	/s/ Joseph Mullaney
Name:	Joseph Mullaney
Title:	Acting Chief Executive Officer and Chief Financial Officer